Filed Pursuant to Rule 433
Registration Statement No. 333-265682-02

***PRICING DETAILS*** $1.034bln MBALT (Mercedes-Benz) 2023-A (Prime Auto Lease)

Joint Bookrunners : J.P. Morgan (struc), Citi, Mizuho
Co-Managers : Credit Agricole, Wells Fargo

CL	AMT($MM)	WAL	Moody's/S&P	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX

A-1	355.000	<<RETAINED>>
A-2	493.000	0.99	Aaa/AAA	7-18	11/2024	11/2025	I-Curve	+60	5.299	5.24	99.99883
A-3	463.100	2.01	Aaa/AAA	18-32	01/2026	01/2027	I-Curve	+90	4.789	4.74	99.99652
A-4	77.900	2.70	Aaa/AAA	32-34	03/2026	02/2029	I-Curve	+110	4.763	4.71	99.98393

Expected Settle : 05/24/23	Registration : SEC Registered
First Pay Date : 06/15/23	ERISA Eligible : Yes
Expected Ratings : Moody's, S&P	Px Speed : 100% PPC to Maturity
Ticker : MBALT 2023-A	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED

CUSIPs :
A-2 58768RAB6	Available Information:
A-3 58768RAC4	* Prelim Prospectus : Attached
A-4 58768RAD2	* Ratings FWP : Attached
* NetRoadshow.com : MBALT23A
* IntexNet/CDI : See Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.